Enertopia Corporation
950-1130 West Pender Street
British Columbia, Canada V6E 4A4

August 12, 2016

Genesis Water Technologies
555 Winderley Place Suite 300
Maitland, FL 32751 USA
Tel: +1 321 280 2742
Fax: +1 407 792 2603

Attention: Nick Nicholas

Dear Sir:

Re:        Letter of Intent

This binding Letter of Intent ("LOI") shall set forth the basic terms of the recent discussions between Enertopia Corporation ("Enertopia") and Genesis Water Technologies, Inc. ("GWT") with regard to the acquisition by Enertopia (the "Acquisition") of the exclusive worldwide licensing rights (the "Licensing Rights") by Enertopia of all of the technology used in the process of recovering and extraction of battery grade lithium carbonate powder Li2CO3 grading 99.5% or higher purity from brine solutions (the "Technology") and covered under patent pending process #XXXXXX (the "Pending Patent").

1.

Exclusive Licensing Structure. In accordance with the terms of a formal and Definitive Agreement (the “Definitive Agreement”) to be entered into between Enertopia and GWT, Enertopia shall acquire 100% of the Licensing Rights for the Technology in accordance with the exclusive licensing structure set forth below (the "Licensing Structure"). The terms of the Exclusive Licensing Structure shall be as follows:

(a)	Upon the execution of this LOI, Enertopia shall issue to GWT 250,000 common shares.

(b)

Within 30 days of closing of the Definitive Agreement, which is to occur on or before September 15, 2016 or such other date as the Parties may agree, acting reasonably (the "Closing"), Enertopia shall pay to GWT, the sum of $10,000 for bench testing brine or synthetic brine samples enriched in lithium.

(c)

Upon the successful bench scale testing of recovering battery grade Lithium carbonate Li2CO3 from brine or synthetic brine samples, as audited by a 3rd party lab, that verifies the results of the June 6/17/2016 feasibility report commissioned by Enertopia, Enertopia shall issue to GWT 250,000 common shares.

(d)	Upon the Pending Patent #XXXX having been approved by the U.S. Patent and Trademark Office and evidence thereof having been provided to Enertopia, Enertopia shall issue 250,000 common shares to GWT.

(e)

Enertopia shall pay the costs for the test pilot plant and associated facilities with a capacity of 50 gallons per minute, such costs estimated to be US$2,150,000 and not to exceed US$ 2,500,000 including building envelope and such testing to be completed by 6 months after final start up.

(f)	Enertopia shall also make the following anniversary payments following Closing.

(i)

For 2017, the greater of 10% of Enertopia net sales of battery grade Li2CO3 from brine sources or $50,000, such first anniversary payment becoming due on or before the one year anniversary of the signing of the definitive agreement, provided however that Enertopia shall have the option to satisfy this payment through the issuance of treasury units (each, "Unit"), with each Unit consisting of one common share of Enertopia and one common share purchase warrant of Enertopia (each, "Warrant"), with each Warrant being exercisable for a period of 36 months from issuance at a price 1.5 times above the minimum unit pricing allowed by applicable stock exchange policies at such time and based on the previous 10 day volume weighted average pricing on the Canadian Stock Exchange ("CSE");

(ii)

For 2018, the greater of 10% of Enertopia net sales of battery grade Li2CO3 from brine sources or $150,000, such second anniversary payment becoming due on or before the second anniversary of the signing of the definitive agreement; and

(iii)

For 2019, the greater of 10% of Enertopia net sales of battery grade Li2CO3 from brine sources or $200,000 per annum, each such anniversary payment becoming due on or before the respective anniversary of the signing of the definitive agreement; and

(iv)

For 2020, the greater of 10% of Enertopia net sales of battery grade Li2CO3 from brine sources or $200,000 per annum, each such anniversary payment becoming due on or before the respective anniversary of the signing of the definitive agreement; and

(v)

For 2021, the greater of 10% of Enertopia net sales of battery grade Li2CO3 from brine sources or $200,000 per annum, each such anniversary payment becoming due on or before the respective anniversary of the signing of the definitive agreement; and

(vi)

For 2022, the greater of 10% of Enertopia net sales of battery grade Li2CO3 from brine sources or $200,000 per annum, each such anniversary payment becoming due on or before the respective anniversary of the signing of the definitive agreement; and

(vii)

For 2023, the greater of 10% of Enertopia net sales of battery grade Li2CO3 from brine sources or $200,000 per annum, each such anniversary payment becoming due on or before the respective anniversary of the signing of the definitive agreement.

Note net sales noted above in f.(i) to (vii) to be defined in the definitive agreement.

(g)	Licensee life of seven (7) years from signing on the definitive agreement with first right of refusal.

(h)	Upon proven commercial viability of test plant Enertopia will source location and capital for commercial production plant with a minimum capacity of 250 gallons per minute.

2.

Definitive Agreement and Closing. Acceptance of this LOI shall be followed by the negotiation and acceptance of the Definitive Agreement which shall incorporate the terms and conditions of this LOI and such other terms, conditions, representations and warranties as are customary for transactions of this nature or as may be reasonably requested by the Parties. This LOI does not set forth all of the matters upon which agreement must be reached in order for the proposed acquisition to be consummated. Completion of the Definitive Agreement shall be followed with Closing of the Acquisition on or before September 15, 2016, or such other date as the Parties may agree, acting reasonably.

3.

GWT Support Agreement. The Definitive Agreement will provide for the implementation of a Services Support agreement by GWT to provide technical and consumables support at cost plus 10% during the tenure of the licensing agreement.

4.	Binding Nature. This LOI is intended to create binding obligations between the Parties, to be replaced and superseded by the Definitive Agreement.

5.	Conditions Precedent. Execution of the Definitive Agreement shall be conditional upon:

a.

Due Diligence. Completion of a satisfactory due diligence review by each of Enertopia and GWT which due diligence reviews shall be completed or this condition waived on or before execution of the Definitive Agreement;

b.	Board Approval. Approval by the board of directors of Enertopia prior to execution of the Definitive Agreement; and

c.	Approval by the board of directors of GWT prior to the execution of the Definitive Agreement.

6.

Exclusive Dealing. During the period commencing on the closing date, August 12, 2016, of this LOI until September 15, 2016 or such other date as agreed to between the parties each of Enertopia and GWT (the "Exclusivity Period"), GWT will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, or other person with respect to the recovery of Lithium using GWT’s technology pending completion of Definitive Purchase Agreement.

7.

Expenses. Each Party shall be responsible for such Party's own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this LOI and all legal and accounting fees and disbursements relating to preparing the Definitive Agreement or otherwise relating to the Acquisition.

8.

Access to Information. Upon acceptance of this LOI and until the earlier of completion of the Acquisition or September 15,2016 or such other date as agreed to between the parties each of Enertopia and GWT will allow the other and their authorized representatives, including legal counsel and consultants, full, free and unfettered access to all information pertaining to the closing of the Definitive Agreement. Each of Enertopia and GWT agree that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the other, all as further set out in Section 8 hereof, provided however, that GWT acknowledges that Enertopia has certain disclosure obligations pursuant to securities regulatory requirements and the policies of the CSE.

9.	Confidentiality.

a.

Each of Enertopia and GWT acknowledge that each will be providing to the other information that is non-public, confidential, and proprietary in nature (the "Confidential Information"). Each of Enertopia and GWT (and their respective affiliates, representative, agents and employees) will keep the Confidential Information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for negotiation of the Definitive Agreement and the evaluation and consummation of the worldwide exclusive licensing agreement provided however that this provision shall not apply to information that: (i) becomes generally available to the public absent any breach of this provision; (ii) was available on a non-confidential basis to a Party prior to its disclosure pursuant to this LOI; or (iii) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

b.

Each Party hereto agrees that it will not make any public disclosure of the existence of this LOI or of any of its terms without first advising the other party of the proposed disclosure, unless such disclosure is required by applicable law or regulation, and in any event the Party contemplating disclosure will inform the other Party of and obtain its consent to the form and content of such disclosure, which consent shall not be unreasonably withheld or delayed.

c.

Each Party hereto agrees that immediately upon any discontinuance of activities by either party such that the exclusive worldwide licensing agreement will not be consummated, each Party will return to the other all Confidential Information.

10.

Conduct of Business. During the period during which this LOI remains in effect, GWT will conduct its business in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships, preserve and protect its properties and conduct its business in compliance with all applicable laws and regulations.

11.

Termination. In the event that this LOI is not superseded by the Definitive Agreement and/or Closing or before September 15, 2016, or such other date as the Parties may agree, acting reasonably, the terms of this LOI will be of no further force or effect.

12.

Governing Law. This LOI shall be construed in all respects under and be subject to the laws of the state of Nevada and the laws of United States of America applicable therein which are applicable to agreements entered into and performed within the state of Nevada or other mutually agreed upon state in the United States as per the definitive agreement.

13.

Execution. This LOI may be executed in one or more counterparts and a facsimile or PDF counterpart of this LOI bearing the signature of a Party hereto shall be effective for all purposes and binding on each Party hereto.

If this LOI is acceptable, please communicate your acceptance by signing below and returning such executed copy to Enertopia. Upon receipt of a fully executed copy of this agreement, Enertopia will issue 250,000 common shares to GWT, in such manner as you may direct, representing the initial non refundable payment.

Yours very truly,

ENERTOPIA CORPORATION

Per:   _________________________________________
          Authorized Signatory

THIS LETTER OF INTENT is hereby accepted on the terms and conditions set forth herein this 15 day of August, 2016:

GLOBAL WATER TECHNOLOGIES, INC (GWT)

Per:   _________________________________________
          Signed on behalf Signatory

Per:   _________________________________________
          Authorized Signatory